Exhibit 10.2

FIRST AMENDMENT

TO AGREEMENT OF PURCHASE AND SALE

(650 Komas Drive)

This First Amendment to Agreement of Purchase and Sale (“the Amendment”) is effective as of May 8, 2004 between EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (“Seller”) and WOODBURY CORPORATION, a Utah corporation (“Buyer”), collectively, the “Parties” and individually, a “Party.”  Capitalized terms used in this Amendment and not defined herein shall have the meanings given them in the Agreement.

R E C I T A L S:

WHEREAS, Seller and Buyer entered into that certain Agreement of Purchase and Sale, dated April 7, 2004 (the “Agreement”),

WHEREAS, Seller and Buyer desire to extend certain time periods within the Agreement (with the exception of the Close Date) in order to facilitate the transaction contemplated therein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree to amend the Agreement as follows:

1.                                       Additional Earnest Money.  In Section 2.2.2 of the Agreement (the “Additional Deposit Date”) is amended to be June 3, 2004.

2.                                       Title Commitment.  At close, Seller will cause the removal of certain Schedule B, Section 2 exceptions dealing with navigable rivers or lakes,  certain water rights, the rights of tenants or lessees of Evans & Sutherland, and financial encumbrances of the Premises which are as follows;

Exception 7.  Any adverse claim based upon the assertion that (a) some portion of the land forms the bed or bank of a navigable river or lake, or lies below the mean high water mark thereof; (b) the boundary of the land has been affected by a change in the course or water level of a navigable river or lake; (c) the land is subject to water rights, claims or title to water and to any law or governmental regulation pertaining to wetlands.

Exception 19.  Water rights, claims or title to water, whether or not shown by the public records.

Exception 22.                          The rights of any tenants and/or lessees of EVANS & SUTHERLAND, a Utah Corporation, which may also be known as EVANS & SUTHERLAND COMPUTER CORPORATION, their creditors, and other parties claiming by, through, or under said tenants/lessees, pursuant to any leases, rental agreements, occupancy agreements, and/or assignments thereof.

Exception 24.   A Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixtures Filing,  dated December 14, 2000, A First Amendment To Leasehold Deed Of Trust, Assignment Of Rents, Security Agreement And Fixtures Filing, dated as of May 30, 2003,

                                                Exception number 25. Absolute Assignment Of Sub-Leases And Rents, dated December 14, 2000, A First Amendment To Absolute Assignment Of Sub-Leases And Rents, dated as of May 30, 2003, and

Exception 26. A Consent To Encumbrance of Tenant’s Interest and Landlord’s Waiver, dated as of December 13, 2000.

Seller will, at close, also cause the removal of reference to inquiry of Evans & Sutherland Computer Corporation with regards to unrecorded rights-of- way and/or easements in Exception 20, Schedule B of the Title Commitment.

All remaining Schedule B exceptions shall be deemed approved except as otherwise set forth in the Agreement.

3.                                       Estoppel Certificate.  Section 3.4 Estoppel Certificate shall be amended and restated in its entirety as follows:

“Seller shall have obtained and delivered to Buyer, within ten (10) days of the date Buyer delivers written notice to Seller of it’s assignment of this Agreement to Komas L.L.C (the “Notice of Assignment”), an estoppel certificate in substantially the form delivered to Buyer as Exhibit E of this Agreement (the “Estoppel Certificate”) from the Master Landlord with respect to the Ground Lease (but in no event shall such estoppel certificate be required to contain information which is not otherwise required to be provided by the Master Landlord under the Ground Lease).  If Seller has not delivered the Estoppel Certificate on or before the later of the expiration of the Finance Contingency Period or within ten (10) days of Notice of Assignment as set forth above, then this Agreement shall be deemed terminated as of the the later of the expiration of the Finance Contingency Period or within ten (10) days of Notice of Assignment in accordance with this Section 3.4; provided, however, that Seller shall have the right, on or before the expiration of the Finance Contingency Period or such ten (10) day period as case may, at Seller’s option and in Seller’s sole discretion, to represent and warrant to Buyer the matters set forth in the Estoppel Certificate, in which event this Agreement shall remain in full force and effect and subject to the terms and conditions of this Agreement the Parties shall proceed to close the transaction contemplated by this Agreement on the Date of Closing.  Seller agrees to indemnify Buyer from and against any liability, claims, damages, expenses (including reasonable attorneys’ fees), judgments, proceedings and causes of action to the extent arising from a misrepresentation by Seller concerning the matters set forth in Seller’s representations and warranties pursuant to this Section 3.4.  Notwithstanding the foregoing, Seller’s representation and warranty described above (including any indemnification obligation of Seller in connection therewith) shall only be in effect until such time as Seller delivers to Buyer the Estoppel Certificate setting forth the matters represented and warranted by Seller.  At the Date of Closing, Seller shall represent and warrant the following to Buyer: (a) all rent and other payments accrued and owing under the Ground

Lease are current, except for those amounts which have been agreed to between the Parties in connection with the prorations under this Agreement; (b) to Seller’s actual knowledge, there has been no material change in the facts set forth in the Estoppel Certificate during the period between the date such Estoppel Certificate was signed and the Date of Closing.”

4.                                       Financing Contingency. As set forth in Section 3.6 of the Agreement, Buyer herby waives said Finance contingency.

5.                                       Seller’s Conditions Precedent.   Section 4.1, Consents shall be amended and restated in it entirety as follows:

“Subject to the terms of this Section 4.1, on or before the date which is ten (10) days prior to the Date of Closing (the “Consent Date”) (provided Buyer and Seller have elected to proceed toward Closing), Seller shall have obtained all consents required to consummate this transaction from (a) the Master Landlord under the Ground Lease, and (b) Seller’s lenders holding liens on the Improvements and Personal Property and/or on the Seller’s leasehold interest under the Ground Lease, including, without limitation, required consents from Foothill Capital Corporation (“Foothill”), including, without limitation, (i) consents to any agreements between Seller and Buyer to which Foothill would become subject upon any foreclosure of Seller’s interest in adjacent properties within the University of Utah Research Park; (ii) subordination of Foothill’s liens to any agreements that will be recorded between Buyer and Seller in connection with this transaction; and (iii) all appropriate documentation and agreements necessary to release all Foothill liens on the Property, Improvements and Personal Property and on Seller’s leasehold interest under the Ground Lease.  Seller agrees to use commercially reasonable efforts and act in good faith in obtaining such Consents.  Notwithstanding the foregoing, Buyer and Seller agree that if Buyer, Seller and any necessary third parties have not agreed to final forms of all documents and/or agreements to which Seller’s lenders would be required to consent, or for which Seller will require Seller’s lenders’ consent, then the Consent Date shall be extended to the date which is fifteen (15) days following the date on which (x) final forms of all such documents and agreements have been agreed to by Buyer, Seller and any necessary third parties; and (y) Seller’s lenders have received copies of the final forms of all such documents and agreements.  Buyer and Seller agree to negotiate in good faith to agree to the final form of any such documents and/or agreements in a timely manner.  Buyer and Seller acknowledge and agree that any extension of the Consent Date pursuant to this Section 4.1 shall not be deemed a Seller delay under Section 5.1 and shall no event result in an extension of the Closing Date.”

7.                                       Building Lease.  Section 4.5, Building Lease shall be amended and restated in its entirety as follows:

“On or before the Date of Closing, Buyer and Seller shall have mutually agreed, and Seller’s lenders and any other necessary third parties shall have consented to, the Building Lease, which shall be in form and substance reasonably acceptable to Buyer and Seller.”

8.                                       Counterparts.  This Amendment may be executed in any number of counterparts, all of which shall be an original, but each of which shall constitute the same instrument.

9.                                       Agreement Amended.  The Agreement is hereby amended to the extent necessary to effectuate the purposes set forth in this Amendment.

10.                                 Amendment Controls.  In the event the terms and conditions of this Amendment conflict with any terms and conditions of the Agreement, the terms and conditions of this Amendment shall control.  Except as expressly set forth herein, the Agreement shall remain in full force and effect.

11.                                 Time of the Essence.  Time is expressly made of the essence of each and every provision of this Amendment.

12.                                 Interpretation.  This Amendment shall be interpreted and construed only by the contents hereof, and there shall be no presumption or standard of construction in favor of or against either Party.

13.                                 Captions.  The captions in this Amendment are for convenience only and do not constitute a part of the provisions hereof.

14.                                 Authority.  The individuals executing this Amendment represent and warrant that they have the power and authority to do so, and to bind the entities for which they are executing this Amendment.

THE SUBMISSION OF THIS AMENDMENT FOR EXAMINATION OR ITS NEGOTIATION DOES NOT CONSTITUTE A BINDING CONTRACT AND THE EXECUTION OF THIS AGREEMENT BY BUYER DOES NOT CONSTITUTE A BINDING CONTRACT UNTIL SUCH TIME AS THIS AMENDMENT HAS BEEN EXECUTED BY AUTHORIZED OFFICERS OF SELLER, AND DELIVERED TO BUYER.

This Agreement has been executed as of the date first above written.

BUYER:

WOODBURY CORPORATION, a Utah corporation

By:	(Signed) W. Richards Woodbury

Its:	President

SELLER:

EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation

By:	(Signed) Thomas Atchison

Its:	CFO